EXHIBIT 12.1

Statement Regarding Computation of Ratios

Computation of Ratios

The following formulas were used to calculate the ratios in Financial Information and Supplementary Data, page 32, Selected Financial Data for the years ended December 31, 2003, 2002, 2001, 2000 and 1999, included in this report as Exhibit 13.1.

(Calculation)

Net Income / Weighted average shares of common stock outstanding for the period = Earnings Per Share

	December 31,
	2003	2002	2001	2000	1999
Net Income	$2,518,241	$2,673,817	$2,412,403	$2,325,906	$2,450,381
Weighted Average Shares Outstanding	1,537,292	1,538,443	1,538,443	1,538,443	1,538,443
Per Share Amount	$1.64	$1.74	$1.57	$1.51	$1.59

(Calculation)

Cash dividends/ Shares issued = Cash dividends declared per share

	December 31,
	2003	2002	2001	2000	1999
Cash dividends	$1,123,063	$1,061,526	$1,046,041	$980,542	$827,247
Shares issued	1,537,292	1,538,443	1,538,443	1,538,443	1,538,443
Per Share Amount	$.73	$.69	$.68	$.64	$.54

(Calculation)

Stockholders’ Equity/ Shares issued = Book Value per share

	December 31,
	2003	2002	2001	2000	1999
Stockholders’ Equity	$23,030,615	$22,459,633	$20,248,968	$18,225,100	$16,055,472
Shares issued	1,528,443	1,538,443	1,538,443	1,538,443	1,538,443
Per Share Amount	$15.07	$14.60	$13.16	$11.85	$10.44

(Calculation)

Net Income / Total average assets = Return on Average Assets

	(In thousands) December 31,
	2003	2002	2001	2000	1999
Net Income	$2,518	$2,674	$2,412	$2,326	$2,450
Total Average Assets	$277,952	$252,543	$217,006	$203,529	$183,436
Return on Average Assets	.91%	1.06%	1.11%	1.14%	1.34%

(Calculation)

Net Income / Average stockholders’ equity = Return on Average Equity

	(In thousands) December 31,
	2003	2002	2001	2000	1999
Net Income	$2,518	$2,674	$2,412	$2,326	$2,450
Total Average Stockholders’ Equity	$21,884	$20,302	$18,902	$17,448	$16,087
Return on Average Equity	11.51%	13.17%	12.76%	13.33%	15.23%

(Calculation)

Average Equity / Average stockholders’ equity = Average Equity to Average Assets

	(In thousands) December 31,
	2003	2002	2001	2000	1999
Total Average Stockholders’ Equity	$21,884	$20,302	$18,902	$17,448	$16,087
Total Average Assets	$277,952	$252,543	$217,006	$203,529	$183,436
Average Equity to Average Assets	7.87%	8.04%	8.71%	8.57%	8.77%

(Calculation)

Cash dividends per share / Net income per share = Dividend Payout Ratio

	December 31,
	2003	2002	2001	2000	1999
Cash dividends per share	$.73	$.69	$.68	$.64	$.54
Net income per share	$1.64	$1.74	$1.57	$1.51	$1.59
Dividend Payout Ratio	44.51%	39.66%	43.31%	42.38%	33.96%

(Calculation)

Loans/ Total deposits = Loan to Deposit Ratio

	December 31,
	2003	2002	2001	2000	1999
Loans	$146,710,494	$136,771,760	$120,943,839	$114,053,003	$110,488,432
Total deposits	$241,947,330	$231,375,582	$203,771,954	$173,668,578	$161,557,932
Loan to Deposit Ratio	60.64%	59.11%	59.35%	65.67%	68.39%

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